CONTACT:	U.S. Wireless Data, Inc
Jay A. Wolf, 310-601-2500

U.S. Wireless Data, Inc. Enters Into Agreement and Plan of Merger For Merger with StarVox Communications, Inc. and Provides $3,200,000 Financing

LOS ANGELES, CA., June 16, 2006--U.S. Wireless Data, Inc. (OTCBB: USWI) announced today that it has signed an Agreement and Plan of Merger with StarVox Communications, Inc. In the merger, StarVox will become a wholly-owned subsidiary of USWI, and the shareholders and other security holders of StarVox will receive approximately 72% of the issued and outstanding shares of USWI on a fully-diluted basis.

The closing of the transaction is subject to certain conditions. There can be no assurance that the merger will be consummated or, if consummated, that the businesses will successfully integrated.

In addition, on June 14, 2006, USWI provided StarVox with a $3,200,000 loan for working capital. Such loan is payable on demand on or after September 30, 2006, bears interest at the rate of 10% per annum and is secured by the assets of StarVox.

About StarVox Communications, Inc.
StarVox Communications, Inc. (www.starvox.com), based in San Jose, CA, is a facilities-based next generation Infrastructure and Applications service provider. StarVox offers wholesale and retail traditional voice services and enhanced VoIP services over its domestic VoIP network and its international wholesale network. A full suite of traditional and enhanced products is available to wholesale and retail customers. The international wholesale network offers reliable cost effective worldwide connectivity to both established and emerging carriers. StarVox owns both its application technologies and domestic and international VoIP networks, which gives it a competitive advantage. StarVox works with a variety of channels (such as, ISPs, CLECs, Telecom Agents, Carriers, Affinity Groups, Property Management Groups, etc.) that are interested in migrating customers from traditional separate voice and data communications connections to a converged voice/data connection. StarVox offers a complete “turnkey” package of services to its channels with individual branding. StarVox services target small, medium and larger sized businesses (both single site and multi-site) that are interested in lowering their communications monthly costs by migrating to a converged service.

About U.S. Wireless Data, Inc.
U.S. Wireless Data, Inc., is a development stage company. It intends to complete an asset acquisition, merger, exchange of capital stock, or other business combination with a domestic or foreign business.

Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about USWI. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of USWI's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of the merger to be completed; requirements or changes adversely affecting the businesses in which StarVox engaged; demand for the products and services that StarVox provides, general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in USWI’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. USWI assumes no obligation to update the information contained in this press release.